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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                      P.A.M. TRANSPORTATION SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                      P.A.M. TRANSPORTATION SERVICES, INC.
                        297 WEST HENRI DETONTI BOULEVARD
                           TONTITOWN, ARKANSAS 72770

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

To our Stockholders:

     The 2005 annual meeting of stockholders of P.A.M. Transportation Services, Inc., a Delaware corporation, will be held at The Ritz-Carlton, Naples, 280 Vanderbilt Beach Road, Naples, Florida 34108, on Thursday, May 26, 2005 at 9:00 a.m. local time, for the following purposes:

          (1) To elect eight directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified; and

          (2) To conduct such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     Only stockholders of record as of the close of business on April 7, 2005 will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

                                          By Order of the Board of Directors

                                          /s/ Robert W. Weaver

                                          ROBERT W. WEAVER
                                          President and Chief Executive Officer

April 21, 2005

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES.

                      P.A.M. TRANSPORTATION SERVICES, INC.

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 26, 2005

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement and form of proxy, which are first being mailed to stockholders on or about April 21, 2005, are furnished in connection with the solicitation of proxies on behalf of our Board of Directors, for use at our annual meeting of stockholders to be held at The Ritz-Carlton, Naples, 280 Vanderbilt Beach Road, Naples, Florida 34108, at 9:00 a.m., local time, and at any or all adjournments or postponements of the meeting. The address of our principal executive offices is 297 West Henri DeTonti Boulevard, Tontitown, Arkansas 72770 and our telephone number is (479) 361-9111.

     We are paying the costs of this solicitation. In addition to the mails, proxies may be solicited by our officers and regular employees, without remuneration, in person or by telephone, email or facsimile. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of stock entitled to vote at the meeting, and such persons will be reimbursed for the out-of-pocket expenses incurred by them for forwarding the material.

     Any proxy given pursuant to this solicitation may be revoked by any stockholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of PTSI an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies that are returned properly executed and not revoked will be voted in accordance with the stockholder's directions specified in the proxy. Where no direction is specified, proxies will be voted FOR the approval of the election of each of the nominees for director listed in this proxy statement. Abstentions and broker non-votes will not be counted as votes either in favor of or against the election of any nominee.

     Only stockholders of record at the close of business on the record date of April 7, 2005 will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. As of April 7, 2005, there were 11,310,207 shares of our common stock outstanding. Each share of common stock issued and outstanding on the record date is entitled to one vote.

                             ELECTION OF DIRECTORS

     Members of the Board of Directors of the company are elected annually to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Our Bylaws provide that the number of members of the Board of Directors shall be established from time to time by our stockholders. The number of members of the Board is presently set by the stockholders at eight.

     The following eight individuals have been nominated by the Board of Directors for re-election to the Board of Directors:

     Frederick P. Calderone, age 54, has served as a Vice President of CenTra, Inc. for the past 15 years. CenTra is a transportation holding company headquartered in Warren, Michigan. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, Certified Public Accountants (now Deloitte & Touche LLP). Mr. Calderone is a certified public accountant and an attorney. Mr. Calderone has served as a director of PTSI since May 1998.

     Frank L. Conner, age 55, has served as Executive Vice President, Finance and Accounting and Chief Financial Officer of FedEx Freight East (formerly American Freightways, Inc.) since February 2001.

Mr. Conner previously served as a Director of American Freightways from 1989 to February 2001 and held various positions with American Freightways, including serving as Executive Vice President-Finance and Accounting and Chief Financial Officer from November 1995 to February 2001. Mr. Conner previously served thirteen years with McKesson Service Merchandise in various positions including General Manager and Chief Financial Officer. Mr. Conner served seven years in public accounting with Peat, Marwick & Mitchell prior to joining McKesson. Mr. Conner has served as a director of PTSI since July 2002. Mr. Conner has also served as a member of the Board of Directors of First Federal Bancshares of Arkansas, Inc. since September 2003.

     Thomas H. Cooke, age 70, was employed by Ford Motor Company for 33 years and has been retired since 1996. While at Ford, he served in various managerial capacities, primarily finance and controller executive positions responsible for financial analysis, financial controls, business plans, budget development, accounting, and auditing in Ford's Product Development Group, several manufacturing divisions, an overseas affiliate, and Finance Staff. During his last three years at Ford, Mr. Cooke served as Global Manager of Customs Compliance and Analysis in the Transportation and Logistics Office. He holds an MBA in Finance from the University of California at Berkeley. Mr. Cooke has served as a director of PTSI since July 2002.

     Manuel J. ("Matty") Moroun, 77, is the President and Chief Executive Officer of CenTra, Inc., a transportation holding company headquartered in Warren, Michigan. Mr. Moroun has been a principal stockholder and officer of CenTra and its predecessor companies since 1954, and its Chief Executive Officer since 1970. CenTra is one of the largest privately held transportation holding companies in the United States. Mr. Moroun has served as a director of PTSI since May 2002. Mr. Moroun is the father of Matthew T. Moroun, a director of PTSI who has been nominated for re-election at the annual meeting. Mr. Moroun has also served as a member of the Board of Directors of Universal Truckload Services, Inc. since November 2004.

     Matthew T. Moroun, age 32, has served as Vice Chairman and as a director of CenTra, Inc., a transportation holding company based in Warren, Michigan, since 1993. Since 1996, Mr. Moroun has served as Chairman of insurance holding company, Oakland Financial Corporation, and its subsidiaries, which are based in Sterling Heights, Michigan. Since 1995, Mr. Moroun has served as Chairman of the Board of Durarock Reinsurance, Ltd., a reinsurance company. Mr. Moroun has served as a director of PTSI since May 1992. Mr. Moroun is the son of Manuel J. Moroun, a director of PTSI who has been nominated for reelection at the annual meeting. Mr. Moroun has also served as a member of the Board of Directors of Universal Truckload Services, Inc. since November 2004.

     Daniel C. Sullivan, age 64, has been a practicing attorney, specializing in transportation law for more than 35 years. Mr. Sullivan has been a principal with the firm of Sullivan, Hincks & Conway, or its predecessor, presently located in Oak Brook, Illinois, since 1972. Mr. Sullivan has served as a director of PTSI since June 1986. Mr. Sullivan has also served as a member of the Board of Directors of Universal Truckload Services, Inc. since November 2004.

     Robert W. Weaver, age 55, is one of our co-founders. He has over 20 years of experience with our company and has served as our President and Chief Executive Officer since 1990. Mr. Weaver has served as a director of PTSI since 1990.

     Charles F. Wilkins, age 66, retired in January 1995 after 34 years of employment with Ford Motor Company, and from January 1995 to January 2005 was self-employed as a logistics consultant. He served in various positions with Ford Motor Company in transportation management, including three years of service as Traffic Manager in Europe. Mr. Wilkins retired from the position of Director, Transportation and Traffic Office, in which he had served since 1990. Mr. Wilkins has been a member of the National Motor Carrier Advisory Committee of the Federal Highway Administration and was previously active in the National Industrial Transportation League as Chairman of the Audit Committee and Third Vice Chairman. Mr. Wilkins has served as a director of PTSI since June 1995.

     Proxies received will be voted for the director nominees named above, unless authority to do so is withheld. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the persons named as proxies will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the Board of Directors. We are not aware of any current circumstances which would render any nominee named above unable to serve if elected.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE.

INDEPENDENCE OF DIRECTORS

     Rules of the Nasdaq Stock Market require that a majority of the Board of Directors be independent directors, as defined in Nasdaq Rule 4200(a)(15). In March of 2004, we reviewed the independence of our directors. During this review, the Board of Directors considered transactions and relationships between each director or any member of his or her family, and PTSI and its subsidiaries. As a result of this review, the Board of Directors has determined that each of the directors, including those nominated for election at the annual meeting, are independent under Nasdaq Rule 4200(a)(15), except Mr. Weaver who is not considered independent because of his employment as an executive officer of PTSI.

COMMUNICATIONS WITH DIRECTORS AND ATTENDANCE AT ANNUAL MEETINGS

     Stockholders may communicate directly with the Board of Directors as a group, by writing to the Board of Directors, care of the Secretary of PTSI, 297 West Henri DeTonti Boulevard, Tontitown, Arkansas 72770. The Secretary will review all of the correspondence and regularly forward to the Board of Directors a summary of the correspondence, and copies of all of the correspondence that, in his opinion, deals with the functions of the Board of Directors or any of its committees or that the Secretary otherwise determines requires the attention of the Board of Directors. Directors may at any time review a log of all of the correspondence that is addressed to the Board of Directors, and request copies of any and all of the correspondence.

     The Board of Directors has a policy of encouraging members of the Board of Directors to attend the annual meetings of the stockholders. Seven of our eight directors attended last year's annual meeting.

COMMITTEES OF THE BOARD AND MEETINGS

     Our Board of Directors has the following standing committees:

     Audit Committee. The members of the Audit Committee consist of Thomas H. Cooke (committee chairman), Frank L. Conner and Charles F. Wilkins. The functions of the Audit Committee are described below under the heading "Audit Committee Report." The Board of Directors has determined that Mr. Conner and Mr. Cooke, who are members of the Audit Committee, are each qualified as an audit committee financial expert as that term is defined in the rules of the Securities and Exchange Commission. Mr. Conner and Mr. Cooke are independent, as independence for audit committee members is defined in the listing standards of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. The Audit Committee held nine meetings during 2004.

     Compensation and Stock Option Committee. The Compensation and Stock Option Committee consists of Matthew T. Moroun (committee chairman), Frederick P. Calderone and Daniel C. Sullivan. Each member of the Compensation and Stock Option Committee is independent, as independence for compensation committee members is defined in the listing standards of the Nasdaq Stock Market. The Compensation and Stock Option Committee reviews and makes recommendations to the Board of Directors with respect to compensation of our executive officers and assists the Board of Directors in the administration of our stock option and incentive compensation plans. The Compensation and Stock Option Committee held one meeting during 2004.

     Executive Committee. The Executive Committee is composed of Matthew T. Moroun and Robert W. Weaver. It exercises the authority of the Board of Directors in accordance with our Bylaws between regular meetings of the Board. The Executive Committee met once during 2004.

     The Board of Directors does not have a nominating committee that nominates candidates for election to the Board of Directors. That function is performed by the Board of Directors. Each member of the Board participates in the consideration of director nominees. The Board of Directors believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. The Board of Directors believes that not having a separate nominating committee saves the administrative expense that would be incurred in maintaining such a committee, and saves time for directors who would serve on a nominating committee if it were established. As there is no nominating committee, we do not have a nominating committee charter.

     At least a majority of our independent directors participate in the initial consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in the listing standards of the Nasdaq Stock Market. After these independent directors discuss and evaluate potential nominees, they recommend director nominees to the full Board of Directors for selection.

     The Board of Directors will consider as potential nominees persons recommended by stockholders. Recommendations should be submitted to the Board of Directors in care of our Secretary, Larry J. Goddard, at our principal executive office, 297 West Henri DeTonti Boulevard, Tontitown, Arkansas 72770. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

     The Board of Directors has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Board of Directors. Generally, candidates have been known to one or more of the Board members. The Board of Directors has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Board of Directors will consider the factors it believes to be appropriate, which would generally include the candidate's independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in conjunction with the rest of the Board of Directors in collectively serving the long-term interests of our stockholders. Although the Board of Directors has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. The Board of Directors does not evaluate potential nominees for director differently based on whether they are recommended to the Board of Directors by a stockholder.

     During 2004, the Board of Directors held four meetings. Each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and by committees of the Board on which the director served during 2004.

AUDIT COMMITTEE REPORT

     Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. The Audit Committee's primary purpose is to assist the Board of Directors in overseeing:

     - the accounting and financial reporting process;

     - audits of financial statements; and

     - internal control and audit functions.

     In carrying out its responsibilities, the Audit Committee supervises the relationship between us and our independent auditors, including having direct responsibility for their appointment, compensation and retention, reviewing the scope of their audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, and reviews the activities of our internal audit function.

     The Board of Directors has adopted a charter for the Audit Committee. A copy of the charter is available on our website (www.pamt.com).

     Management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for the year ended December 31, 2004 with management, including a discussion of the quality and the acceptability of our internal controls over financial reporting.

     The Audit Committee reviewed with the company's Independent Registered Public Accounting Firm, Deloitte & Touche LLP ("Deloitte & Touche"), who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee also reviewed with Deloitte & Touche its opinion on management's assessment included in management's report on internal control over financial reporting, and its opinion on the effectiveness of the company's internal control over financial reporting. In addition, the Audit Committee has discussed with Deloitte & Touche the auditors' independence from management and us, including the matters in the auditors' written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditors' independence.

     The Audit Committee also discussed with our internal and external auditors the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal and external auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

                                          Audit Committee

                                          Thomas H. Cooke -- Chairman
                                          Frank L. Conner
                                          Charles F. Wilkins

     The information in the Audit Committee Report shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these paragraphs by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in ownership of our common stock held by such persons. Executive officers, directors and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations received from our directors and officers, we believe that all reports required to be filed under Section 16(a) for 2004 were timely filed, except that our director and major stockholder, Matthew Moroun, did not file approximately four reports on Form 4, relating to approximately five purchases of stock, in February and March of 2004.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid to or accrued on behalf of each of the named executive officers for the years ended December 31, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                              ANNUAL COMPENSATION    COMPENSATION
                                             ---------------------   ------------
                                                                      SECURITIES
                                                                      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY       BONUS      OPTIONS(#)      COMPENSATION(1)
---------------------------           ----   --------     --------   ------------     ---------------
Robert W. Weaver....................  2004   $447,500     $      0           0            $    0
  President and Chief Executive       2003    422,500       29,117           0             3,000
  Officer, Director                   2002    407,500      182,310     120,000                 0
W. Clif Lawson......................  2004    239,000            0           0             2,700
  Executive Vice President and        2003    229,000       15,845           0             2,600
  Chief Operating Officer             2002    219,000       98,413      90,000             2,600
Larry J. Goddard....................  2004    195,000            0           0             3,055
  Vice President of Finance,          2003    185,000       13,204           0             2,787
  Chief Financial Officer, Secretary  2002    175,000       81,278      90,000             2,636
  and Treasurer

---------------

(1) Represents amounts contributed by PTSI pursuant to its 401(k) Plan.

EMPLOYMENT AGREEMENTS

     Robert W. Weaver. On January 19, 2005, we entered into a new employment agreement with Mr. Weaver, our President and Chief Executive Officer. The new employment agreement replaced the employment agreement between us and Mr. Weaver dated February 26, 2002 that provided for an employment term of July 1, 2002 through June 30, 2005. The new employment agreement provides for a term of employment for Mr. Weaver from July 1, 2004 through June 30, 2006. Mr. Weaver's new employment agreement provides him with an annual base salary of $450,000, which is a $5,000 increase in annual base salary from the amount provided for in Mr. Weaver's prior employment agreement. The employment agreement gives us the option to extend the term of Mr. Weaver's employment for two additional years, one year at a time; and provides for annual base compensation of $500,000 during any extension. The employment agreement provides for payment to Mr. Weaver of compensation for 12 months in the event that we terminate his employment because of disability, or without just cause (as defined in the employment agreement). In the event that we terminate Mr. Weaver's employment for just cause, or Mr. Weaver terminates his employment, we are not obligated to make any severance payments. The employment agreement precludes Mr. Weaver from competing with, or soliciting or retaining business competitive with, our business or that of our affiliates, for one year after his employment ends with us. He is also precluded from soliciting employees to leave our employment. The employment agreement contains provisions providing for the reimbursement of Mr. Weaver's reasonable and necessary expenses that he incurs in the performance of his duties, and with fringe benefits that we provide for employees in the normal course of our business. The employment agreement contains provisions requiring Mr. Weaver to maintain the confidentiality of our proprietary information.

     W. Clif Lawson and Larry J. Goddard. Effective January 1, 2002, we entered into employment agreements with W. Clif Lawson, our Executive Vice President and Chief Operating Officer, and Larry J. Goddard, our Vice President of Finance, Chief Financial Officer, Secretary and Treasurer. The term of Mr. Lawson's employment under his agreement was originally from January 1, 2002 through June 30, 2004. Effective June 2, 2004, we exercised our option under the agreement to extend the term of Mr. Lawson's employment through June 30, 2005. The term of Mr. Goddard's employment under his agreement was originally from January 1, 2002 through December 31, 2004. Effective March 15, 2005, we exercised our option under the agreement to extend the term of Mr. Goddard's employment through December 31, 2005.

The employment agreements provide annual base salaries that increase throughout their term. Mr. Lawson's annual base salary under his agreement started at $214,000 and is now $244,000. Mr. Goddard's base salary started at $175,000 and is now $205,000. The base salaries may be increased at any time in the sole discretion of the Board of Directors. The executives are also entitled to receive discretionary bonuses from time to time as may be determined by the Board, and fringe benefits that are available to executive officers. Each agreement provides that if the executive is terminated due to medical disability, he will continue to receive his then current base salary for a period of twelve months, and if the executive is terminated without cause, he will be entitled to receive all compensation due under the respective agreement for the remainder of the term of the agreement. In some circumstances, following termination of employment, the executive is entitled to 75 percent of his annual base salary until he obtains other employment, for up to a year. Each agreement contains a three-year confidentiality provision and a one-year non-competition provision.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2004, Messrs. Calderone, Matthew Moroun and Sullivan served as members of the Compensation and Stock Option Committee. Matthew Moroun, a member of the Compensation and Stock Option Committee and the Executive Committee of the Board of Directors, and our largest stockholder, is the controlling stockholder, Vice Chairman and a director of CenTra, Inc., a transportation holding company based in Warren, Michigan. He is also the Chairman and controlling stockholder of Oakland Financial Corporation, an insurance holding company, and its subsidiaries, based in Sterling Heights, Michigan. Our director, Manuel Moroun, is the President and Chief Executive Officer of CenTra, and controls a trust that is the other major stockholder of CenTra. He is also a stockholder of Oakland Financial Corporation.

     During 2004, certain subsidiaries of CenTra paid us a total of $2,614,819. These payments represent freight transportation charges of $119,298, maintenance services performed in our maintenance facilities and maintenance charges paid by us to third parties on behalf of the subsidiaries and affiliates of CenTra and charged back at the amount paid of $2,060,693, insurance casualty payments of $409,836, and miscellaneous chargeable items of $24,992.

     During 2004, we made payments to certain subsidiaries of CenTra and other companies owned or controlled by our directors, Manuel Moroun and Matthew Moroun, in the aggregate amount of $3,729,125. These payments are described below.

     Payments were made to a subsidiary of CenTra in the amount of $194,365 for real estate leases. Properties leased from the subsidiary include office and maintenance facilities in two states, and trailer drop yards in ten states. The leases are generally month to month leases with automatic monthly renewal provisions.

     Property is also leased from an affiliate of CenTra that is used for trailer drop yards. Payments were made to the affiliate in the amount of $4,500 during 2004 and represent lease payments made in accordance with lease agreements that contain automatic monthly renewal provisions.

     Payments in the amount of $1,477,519 were made to a subsidiary of CenTra during 2004. These payments to the subsidiary were for parts and labor charges incurred to repair our equipment.

     We made payments to subsidiaries of Oakland Financial Corporation during 2004 in the amount of $186,906 for insurance premiums paid pursuant to agreements to provide insurance coverage to certain of our independent contractors. Underlying agreements are made directly with the independent contractors. The full amount of these payments to the subsidiaries are recouped by us from the independent contractors.

     We purchase physical damage coverage on our tractors and trailers through an unaffiliated insurance broker which is written by a subsidiary of Oakland Financial Corporation. In 2004, we made payments related to these policies in the amount of $1,273,254.

     We purchase commercial auto and general liability insurance issued by an unaffiliated insurance company. A subsidiary of Oakland Financial Corporation serves as third-party administrator for this insurance. In 2004, the subsidiary received $300,000 from the unaffiliated insurance company for handling the claims under this program. Under the commercial auto liability policy, the subsidiary adjusts the claims

(which are subject to a $2,500 deductible) and remits the full amounts of the settlements to the claimants. The subsidiary invoices us for the $2,500 deductible amount, for which we paid a total of $592,581 in 2004.

     We believe that each of the above transactions was entered into on terms as favorable to us as could have been obtained from unaffiliated third parties at the time such transactions were negotiated. We expect to continue transactions with subsidiaries of CenTra and other companies owned or controlled by our directors, Manuel Moroun and Matthew Moroun, in 2005 that are similar to those described above.

OPTION GRANTS IN 2004

     No options were granted to any of our executive officers named in the Summary Compensation Table during the year ended December 31, 2004.

AGGREGATED STOCK OPTION EXERCISES IN 2004 AND YEAR-END OPTION VALUES

     The following table provides information on the exercise of stock options during the year ended December 31, 2004 by the named executive officers and the value of unexercised options at December 31, 2004:

                                                           NUMBER OF SHARES
                                SHARES                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                              ACQUIRED ON    VALUE        OPTIONS AT 12/31/04       MONEY OPTIONS AT 12/31/04
NAME                           EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----                          -----------   --------   -------------------------   ----------------------------
Robert W. Weaver............       0          N/A            54,000/96,000                    $0/$0
W. Clif Lawson..............       0          N/A            18,000/72,000                     0/ 0
Larry J. Goddard............       0          N/A            18,000/72,000                     0/ 0

---------------

(1) As of December 31, 2004, none of the options were "in-the-money" as the exercise price for each of the options exceeded the market value of the common stock underlying the option.

COMPENSATION OF DIRECTORS

     We currently pay our non-employee directors an annual fee of $8,000 per year. In addition, such directors are paid a fee of $1,500 per Board of Directors or committee meeting that they attend in person, and $500 per Board of Directors or committee meeting that they attend by telephone. When a director attends more than one meeting on the same day, the director is generally paid only one meeting fee for the day. We reimburse directors for their expenses in attending such meetings. A director who is also one of our employees, is not additionally compensated for service as a member of the Board of Directors.

     Pursuant to automatic grant provisions under our 1995 Stock Option Plan, on March 2 of each year, each non-employee director is granted an option to purchase 2,000 shares of our common stock at an exercise price equal to the fair market value of our stock on the date of grant. During 2004, options were granted for 2,000 shares of common stock to each of Messrs. Calderone, Conner, Cooke, Manuel Moroun, Matthew Moroun, Sullivan and Wilkins, who are our non-employee directors. The exercise price under these options is $16.99 per share.

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Compensation and Stock Option Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                  REPORT OF THE COMPENSATION AND STOCK OPTION
                      COMMITTEE ON EXECUTIVE COMPENSATION

     In accordance with the proxy statement rules of the Securities and Exchange Commission, the Compensation and Stock Option Committee of the Board of the Directors offers the following report regarding compensation policies for our executive officers and Chief Executive Officer with respect to compensation paid to such officers during the last fiscal year.

     During 2004, Messrs. Calderone, Matthew Moroun and Sullivan served as members of the Compensation and Stock Option Committee. Each of them is a non-employee director of PTSI. It is the Committee's responsibility to review and make recommendations to the Board of Directors with respect to compensation of PTSI's officers. In formulating its compensation policies and decisions, the Committee endeavors to provide a competitive compensation package that enables PTSI to attract and retain key executives and to integrate compensation programs with PTSI's annual and long-term business strategies and objectives and focus executive actions on the fulfillment of the objectives.

     PTSI's executive compensation program generally consists of base salary and annual incentive compensation through a cash bonus plan. Stock options are utilized in order to align executives' interests more closely with the interests of stockholders. The amount of such awards, if any, may be determined from time to time by the Compensation and Stock Option Committee or the Board of Directors.

     Robert W. Weaver, PTSI's President and Chief Executive Officer, is presently employed pursuant to an employment agreement that was entered into as of September 10, 2004 and covers the period of July 1, 2004 through June 30, 2006. The company has also entered into employment agreements with its two other executive officers, W. Clif Lawson, Executive Vice President and Chief Operating Officer, and Larry J. Goddard, Vice President of Finance, Chief Financial Officer, Secretary and Treasurer. Mr. Lawson's employment agreement extends through June 30, 2005, and Mr. Goddard's employment agreement extends through December 31, 2005. The terms of these agreements are described above under the caption "Employment Agreements."

     The Board of Directors has adopted an Incentive Compensation Plan covering substantially all of our office and shop employees, including executive officers, which allows employees to earn annual bonuses, payable over a three-year period, based on the operating ratio and revenues of the company. The Board of Directors believes this program serves as an incentive to all participating employees (currently approximately 300 employees) to give greater effort on behalf of the company. During 2004, for Messrs. Weaver, Lawson and Goddard, no bonuses were accrued pursuant to the company's Incentive Compensation Plan.

     The Committee believes that the total compensation of the company's executive officers has been competitive within the industry.

     PTSI's future compensation policies will be developed in light of PTSI's profitability and with the goal of rewarding members of management for their contributions to the company's success. It is PTSI's intention that the compensation to be paid to its executive officers will not exceed the present maximum allowable amount for purposes of deductibility set forth in the Internal Revenue Code.

                                          Compensation and Stock Option
                                          Committee

                                          Frederick P. Calderone
                                          Matthew T. Moroun
                                          Daniel C. Sullivan

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on our common stock against the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) and the CRSP Total Return Index for the Nasdaq Trucking and Transportation Stocks for the period of five years commencing December 31, 1999 and ending December 31, 2004. The graph assumes that the value of the investment in our common stock and each index was $100 on December 31, 1999.

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------------
                         1999       2000       2001       2002       2003       2004
--------------------------------------------------------------------------------------
 PTSI                   $100.00    $72.19     $113.98    $226.61    $192.23    $167.28
 Nasdaq Stock Market
 U.S.                   $100.00    $60.31     $47.84     $33.07     $49.45     $ 53.81
 Nasdaq Trucking &
 Transportation
 Stocks                 $100.00    $90.89     $107.47    $109.40    $156.67    $200.81

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 1, 2005, information concerning ownership of our common stock by our directors and executive officers, both individually and as a group, and by each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock.

     As of March 1, 2005, there were 11,307,207 shares of our common stock outstanding. Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options held by the person that are exercisable within 60 days of March 1, 2005. The percentage of our common stock beneficially owned by a person has been calculated as if the person had exercised all such options the person holds and that no other persons exercised any options.

                                                                    SHARES         PERCENT
BENEFICIAL OWNER                                              BENEFICIALLY OWNED   OF CLASS
----------------                                              ------------------   --------
Matthew T. Moroun...........................................      4,544,301(1)       40.2%
Robert W. Weaver............................................        314,428(2)        2.8%
Daniel C. Sullivan..........................................         26,000(3)          *
Charles F. Wilkins..........................................          8,000(3)          *
Frederick P. Calderone......................................          8,000(3)          *
Manuel J. Moroun............................................          4,000(4)          *
Thomas H. Cooke.............................................          4,000(4)          *
Frank L. Conner.............................................          5,000(4)          *
W. Clif Lawson..............................................         84,000(5)          *
Larry J. Goddard............................................         72,313(6)          *
FMR Corp. ..................................................      1,095,087(7)        9.7%
Neil Gagnon.................................................        700,182(8)        6.2%
Lord, Abbett & Co. LLC......................................        917,399(9)        8.1%
Directors and executive officers as a group (10 persons)....      5,070,042(10)      44.2%

---------------

  *  Less than 1%.

 (1) Includes 1,444,301 shares owned directly, 8,000 shares subject to options exercisable within 60 days of March 1, 2005, and 3,092,000 shares held in a trust of which Matthew Moroun is a co-trustee and a beneficiary (the "Moroun Trust"). Norman E. Harned is co-trustee with Matthew Moroun of the Moroun Trust and may therefore be deemed to beneficially own the shares held by the Moroun Trust. The business address of each of Messrs. Moroun and Harned is 12225 Stephens Road, Warren, Michigan 48091.

 (2) Includes 70,000 shares subject to options that are exercisable within 60 days of March 1, 2005.

 (3) Includes 8,000 shares subject to options that are exercisable within 60 days of March 1, 2005.

 (4) Includes 4,000 shares subject to options that are exercisable within 60 days of March 1, 2005. Regarding Manuel Moroun, does not include the 4,544,301 shares shown in the table as being beneficially owned by Manuel Moroun's son, Matthew Moroun.

 (5) Includes 1,500 shares held in a trust of which Mr. Lawson is trustee and his sister is the trust beneficiary, and 1,500 shares held by Mr. Lawson's son. Also includes 30,000 shares subject to options that are exercisable within 60 days of March 1, 2005.

 (6) Includes 30,000 shares subject to options that are exercisable within 60 days of March 1, 2005.

 (7) Based upon a Schedule 13G dated February 14, 2005 filed by FMR Corp., and related parties, which indicates that as of December 31, 2004, they had the sole power to dispose of 1,095,087 shares, and sole power to vote 0 of the shares. The Schedule 13G indicates that 1,095,087 of the shares are held by the Fidelity Low Price Stock Fund, a registered investment company, for which one of FMR Corp.'s subsidiaries acts as investment adviser. We make no representation as to the accuracy or completeness of the information reported. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

 (8) Based upon a Schedule 13G dated January 25, 2005 filed by Neil Gagnon, which indicates that as of December 31, 2004, he had sole power to vote 231,368 of the shares, shared power to vote 130,875 of the shares, sole power to dispose of 230,454 of the shares, and shared power to dispose of 469,728 of the shares. We make no representation as to the accuracy or completeness of the information reported. The address of Neil Gagnon is 1370 Avenue of the Americas, Suite 2002, New York, New York 10019.

 (9) Based upon a Schedule 13G dated February 2, 2005 filed by Lord, Abbett & Co. LLC, which indicates that it has sole power to vote and dispose of the shares. We make no representation as to the accuracy or completeness of information reported. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey 07302.

(10) Includes 174,000 shares subject to options that are exercisable within 60 days of March 1, 2005.

                         INDEPENDENT PUBLIC ACCOUNTANTS

SELECTION OF INDEPENDENT AUDITORS

     Deloitte & Touche served as our principal independent auditors for the year ending December 31, 2004. Our Audit Committee has retained Deloitte & Touche as our principal independent auditors for the first quarter of 2005, but has not yet selected independent auditors for calendar year 2005. We are not presently expecting that representatives of Deloitte & Touche will attend the annual meeting of stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     The following table shows the fees for professional services of Deloitte & Touche for audit and other services they provided to us for 2004 and 2003.

                                                                2004       2003
                                                              --------   --------
Audit Fees(1)...............................................  $438,797   $122,381
Audit-Related Fees(2).......................................         0     14,066
Tax Fees(3).................................................     4,500      7,950
All other fees..............................................         0          0

---------------

(1) Includes the aggregate fees billed for professional services rendered by Deloitte & Touche for 2004 and 2003 for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q. Of the amount shown for 2004, approximately $313,108 related to the audit of internal controls.

(2) Principally consisted of fees associated with the audit of the financial statements of certain employee benefit plans.

(3) Principally consisted of tax consultation and tax compliance services with respect to Federal and state taxes and certain employee benefit plans.

     The Audit Committee pre-approves audit services and non-audit services that are to be performed for us by our independent auditors. The Audit Committee has delegated authority to its chairman, or any two of its other members acting together, to approve, between meetings of the Audit Committee, audit services and permissible non-audit services. Approvals between meetings are required to be reported to the Audit Committee at its next meeting. In addition to there being engagement letters for audit services, the Audit Committee has determined that there should be an engagement letter for any non-audit services that are to be performed by the independent auditors. All of the services described in the table above were pre-approved by the Audit Committee, and the authority delegated to members of the Audit Committee was not used.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain transactions between us and companies owned or controlled by Manuel Moroun, who is a member of our Board of Directors, and his son, Matthew Moroun, who is our largest stockholder and a member of our Board of Directors, are described above under the caption "Compensation Committee Interlocks and Insider Participation."

             ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

     Additional information concerning us, including our financial statements, is provided in our 2004 Annual Report to Stockholders that accompanies this proxy statement. Our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, is available to stockholders who make a written request for it to our Secretary, Larry J. Goddard, at our principal executive office, 297 West Henri DeTonti Boulevard, Tontitown, Arkansas 72770. Copies of exhibits filed with that report or referenced in it will be furnished to stockholders of record upon request and payment of our expenses in furnishing such documents.

                             STOCKHOLDER PROPOSALS

     Any proposal to be presented at the 2006 annual meeting of stockholders must be received at our principal executive office not later than December 22, 2005, directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

     In connection with our annual meeting of stockholders to be held in 2006, if we do not receive notice of a matter or proposal to be considered by March 7, 2006, then the persons appointed by the Board of Directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if such matter or proposal is properly raised at the annual meeting and put to a vote.

                                 OTHER MATTERS

     We do not know of any matters to be brought before the meeting other than those described in this proxy statement. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Robert W. Weaver

                                          ROBERT W. WEAVER
                                          President and Chief Executive Officer

April 21, 2005

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                      P.A.M. TRANSPORTATION SERVICES, INC.

    The undersigned stockholder(s) of P.A.M. Transportation Services, Inc., a Delaware corporation, hereby appoints Robert W. Weaver and Larry J. Goddard, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of P.A.M. Transportation Services, Inc. to be held on Thursday, May 26, 2005, and at any or all adjournments or postponements of the meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

    (1) To elect eight directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified:

[ ]         FOR all nominees listed            [ ]         WITHHOLD AUTHORITY to
            below (except as                               vote for all nominees
            otherwise indicated
            below)

  Frederick P. Calderone; Frank L. Conner; Thomas H. Cooke; Manuel J. Moroun; Matthew T. Moroun; Daniel C. Sullivan; Robert W. Weaver; and Charles F. Wilkins

 IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE
                         THE NAME(S) ON THE LINE BELOW:


--------------------------------------------------------------------------------

    (2) In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This proxy, when properly executed, will be voted in accordance with directions given by the undersigned stockholder(s). If no direction is made, it will be voted FOR the election of the nominees for director named above, and as the proxies deem advisable on such other matters as may come before the meeting.

                                    Dated:                          , 2005
                                             ---------------------

                                    --------------------------------------------
                                    Signature

                                    --------------------------------------------
                                    Signature

                                    This Proxy should be marked, dated,
                                    and signed by the stockholder(s)
                                    exactly as his or her name appears
                                    hereon, and returned promptly in the
                                    enclosed envelope. Persons signing in
                                    a fiduciary capacity should so
                                    indicate. If shares are held by joint
                                    tenants or as community property, both
                                    should sign.